EXHIBIT 99.1

SECOND ADDENDUM TO COMMERCIAL LEASE AGREEMENT

             This lease Amendment Agreement (“Lease Amendment”) made on May 4, 2009, between Marjorie Wood-Taylor, Trustee of Marjorie Wood-Taylor Trust Established by Declaration of Trust dated September 2, 1992 under the provisions of a Trust Agreement dated September 2, 1992 (referred to herein as “Lessor”), and American River Bank, (referred to herein as “Lessee”).

             WHEREAS, Lessor and Lessee desire to amend the Lease dated April 5th, 1984, and addendum thereto dated July 16, 1997, related to 10123 Fair Oaks Boulevard, Fair Oaks, California, by and between the Lessor and the Lessee:

             NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

             That the lease is amended effective on March 1, 2009:

     1.     Renewal Term:

             The term of the Lease shall be extended for an additional period of sixty (60) month commencing on March 1, 2009 and expiring on February 28, 2014 at 11:59 P.M.

     2.      Minimum Rent:

              The monthly base rent for the term of the lease shall be as follows:

March 1, 2009 through February 28, 2011     $2,014.00 per month.

Rent for period beginning on March 1, 2011 and ending on February 28, 2014 will be negotiated beginning on January 1, 2011 to determine annual change based on then commercial market rates but in no case shall rent exceed $2,064.35 per month for the period from March 1, 2011 through February 29, 2012; $2,115.96 per month for the period from March 1, 2012 through February 28, 2013; and $2,168.86 per month for the period from March 1, 2013 through February 28, 2014;

     3.     Early Termination Clause:

             Beginning March 1, 2011, lessee has unilateral right to cancel the lease at any time by proving lessor with a six (6) month written notice. The early termination notice and payments thereon are acknowledged by both parties, as the entire amount due and, upon payment of all amounts due, lessee is absolved from the obligations outlined in this document and by reference, in the lease agreement dated April 5, 1984, and addendum thereto dated July 16, 1997.

             All other terms, covenants and conditions of the Lease shall remain in full force and in effect. In the event of any conflicts between the terms and conditions of the Lease and the terms and conditions of this Lease Amendment, the terms and conditions of this Lease Amendment shall prevail.

             IN WITNESS WHEREOF, Lessor and Lessee have caused this agreement to be executed as of the day and year first written above and the below signatories represent and warrant that they have the requisite authority to execute this Lease Amendment on behalf of the Lessor and Lessee, respectively.

LESSOR:	LESSEE:

/s/ Marjorie Wood-Taylor	/s/ Mitchell A Derenzo

Marjorie Wood-Taylor, Trustee of Marjorie Wood-Taylor Trust Established By Declaration of Trust dated September 2, 1992 under the provisions of a Trust Agreement dated September 2, 1992	Mitchell A. Derenzo Executive Vice President/CFO

Date: 5-4-09	Date: 5-14-09